UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCHMITT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	3823	93-1151989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2765 N.W. Nicolai Street

Portland, Oregon 97210-1818

(503) 227-7908

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann M. Ferguson

Chief Financial Officer

2765 N.W. Nicolai Street

Portland, Oregon 97210-1818

(503) 227-7908

(Address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Mark von Bergen, Esq.

Holland & Knight LLP

2300 U.S. Bancorp Tower

111 S.W. Fifth Avenue

Portland, Oregon 97204

(503) 227-7908

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value, underlying subscription rights	998,636	$1.98	$1,977,299.28	$246.17
Nontransferable subscription rights to purchase Common Stock, no par value	—	—	—	$0.00(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high ($2.04) and low ($1.91) prices for the Registrant’s Common Stock as reported on the Nasdaq on October 30, 2017, a date within five business days prior to the filing of this Registration Statement.
(3)	The subscription rights are being issued for no consideration. Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required for the rights, because the rights are being registered for distribution in the same registration statement as the securities to be offered pursuant thereto.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED [*], 2017

SCHMITT INDUSTRIES, INC.

Nontransferable Subscription Rights to Purchase up to [*] Shares of Common Stock at $[*] per Share

We are distributing, at no charge, to holders of our outstanding Common Stock, nontransferable subscription rights to purchase in the aggregate up to [*] shares of our Common Stock, no par value, which we refer to as “Common Stock.” at a cash subscription price of $[*] per share for maximum gross proceeds of $[*]. We refer to the offering of our Common Stock through the subscription rights as the “rights offering.” You will receive one subscription right for each share of Common Stock you own. Each subscription right will entitle the holder to purchase one-third of a share of our Common Stock at a subscription price of $[*] per whole share, which we refer to as the “basic subscription right.” We will not issue fractional shares in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.

If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability and pro rata allocation of shares among persons exercising this oversubscription privilege. You will not be entitled to receive any rights unless you hold shares of our Common Stock as of the record date, which is 5:00 p.m. Eastern Time, on [*], 2017.

If all of the basic subscription rights are exercised, the total purchase price of the shares offered in the rights offering will be approximately $[*]. We are not requiring a minimum subscription to complete the rights offering. However, we reserve the right to cancel the rights offering for any reason at any time before the rights offering expires. If we cancel the rights offering, all subscription payments received will be returned as soon as practicable, without interest or penalty,

The subscription rights may be exercised at any time beginning on the effective date of this prospectus and before the expiration of the rights offering, which will be [30] days after the effective date or [*], 2017, at 5:00 p.m., Eastern Time, unless we extend the rights offering period. We reserve the right to extend the rights offering period in our sole discretion.

Broadridge Corporate Issuer Solutions, Inc. will serve as the Subscription Agent for the rights offering. The Subscription Agent will hold in escrow the funds we receive from subscribers until we complete, abandon, or terminate the rights offering. If you want to participate in the rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent before the deadline. If you want to participate in the rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see the section entitled “The Rights Offering — The Subscription Rights.”

The subscription rights and the shares of Common Stock issuable on their exercise, both of which are covered by this Registration Statement, are being offered directly by us without the services of an underwriter or selling agent. We will bear all costs, expenses and fees in connection with the registration of such securities.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “SMIT.” On [*], 2017, the last reported sales price for our Common Stock was $[*] per share.

Representatives of the Teton Westwood Mighty Mites Fund (the “Fund”), a current shareholder of the Company, have informed us that the Fund intends to exercise its basic subscription rights in full and its over-subscription rights up to the remaining full amount of the offering. However, neither our Board of Directors nor our management has made any recommendations regarding whether you should exercise your subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering based on your own assessment of your best interests. You may not revoke or revise any exercises of subscription rights once made, unless we terminate the rights offering.

You should read this prospectus and any information incorporated by reference herein carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” contained on page [15] of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [*], 2017.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference herein. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. Please carefully read both this prospectus together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Schmitt Industries,” “the Company,” “we,” “us,” “our,” and similar references refer to Schmitt Industries, Inc. and its subsidiaries. References in this prospectus to “Subscription Agent” and “Information Agent” each refer to Broadridge Corporate Issuer Solutions, Inc.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends,” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our shareholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I — Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended May 31, 2017, as filed with the SEC on August 15, 2017, and elsewhere in the documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which the statement is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our Common Stock discussed under the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes and the exhibits to the registration statement of which this prospectus forms a part.

The Company

Schmitt Industries, Inc., an Oregon corporation, designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer segment and the Measurement segment. For the Balancer segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., an Oregon corporation, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications and measurement products that accurately measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display and data management (the Measurement segment). The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

Our primary objective is to provide the best possible products and quality for our customers and to create long-term growth for the Company through our three main product lines with a market-based approach of designing and offering new products to our customers through both organic research and development and through strategic partnerships. We seek to leverage our core strengths as an engineering and product leader to expand customer access, add new capabilities to our existing products and continue to diversify our product offerings. We believe that successful execution of this strategy will lead to a transformation of our product portfolio towards increased sales, better margins and improved competitive position.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended May 31, 2017. For instructions on how to find copies of these documents, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Company Information

The Company was originally incorporated under the laws of British Columbia, Canada on January 11, 1984, and the name of the Company was changed to Schmitt Industries, Inc. effective April 1987. In 1995, the Company reincorporated under the laws of the State of Oregon and moved its corporate office to Portland, Oregon. Our Common Stock was traded on the Vancouver Stock Exchange from April 1987 to February 1995 when we voluntarily delisted from the exchange. Since January 1995, our Common Stock has been traded on the Nasdaq, first under the symbol “SMITF” through February 1996 and since then under the symbol “SMIT.” Our principal executive offices are located at 2765 NW Nicolai St., Portland, Oregon 97210, and our telephone number at that location is (503) 227-7908. Our Internet address is www.schmitt-ind.com. Except for the documents incorporated by reference in this prospectus, the information contained on our website is not part of this prospectus and should not be relied upon in connection with making an investment decision.

The Rights Offering

Securities Offered	We are distributing, at no charge, to holders of our outstanding Common Stock, nontransferable subscription rights to purchase in the aggregate up to [*] shares of our Common Stock, no par value. You will receive one subscription right for each share of Common Stock you own on the record date. Each subscription right will entitle the holder to purchase one-third of a share of our Common Stock. Shares of Common Stock in the rights offering will be issued only in book-entry form.

Subscription Price	$[*] per whole share of Common Stock. To be effective, any payment for the exercise of a right must clear before the expiration of the rights offering.

Basic Subscription Right	Each subscription right will entitle you to purchase one-third of a share of our Common Stock at a subscription price of $[*] per whole share, which we refer to as the basic subscription right. See the section entitled “The Rights Offering — The Subscription Rights — Basic Subscription Right.”

Over-Subscription Right	If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. If the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

Record Date	5:00 p.m., Eastern Time, on [*], 2017.

Expiration of the Offering Period	5:00 p.m., Eastern Time, on [*], 2017. We may extend the expiration of the offering period for exercising your subscription rights for a period not to exceed [30] days in our sole discretion.

Use of Proceeds	We intend to use the net proceeds from the rights offering as additional capital for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across our three product lines. See the section entitled “Use of Proceeds.”

Nontransferability of Subscription Rights	The subscription rights issued in the rights offering may not be transferred. See the section entitled “The Rights Offering — Nontransferability of Subscription Rights.”

No Board Recommendation	Our Board of Directors (referred to as the “Board”) is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our Common Stock in the rights offering.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights, or if the market price of our Common Stock remains below the subscription price of $[*], or if the rights offering is extended by the Board. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Common Stock at a subscription price of $[*] per whole share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax law, in which case you may recognize taxable income upon receipt of the subscription rights. We believe that the rights offering should not be part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. This position is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts, and accordingly, it is possible that the IRS could challenge this position. You may be required to allocate a portion of your tax basis in your Common Stock to the subscription rights we distribute to you in the offering, depending on the value of the subscription rights. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and the disposition or exercise of subscription rights and the receipt, ownership and disposition of Common Stock.

Extension, Cancellation and Amendment	We reserve the option to extend the offering period for exercising your subscription rights for a period not to exceed [30] days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering period, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.

The Board may cancel the rights offering at any time before its expiration for any reason. If the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Board also reserves the right to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments may include a change in the subscription price, although no such change is presently contemplated.

If we should make any fundamental change to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering period to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. See the section entitled “The Rights Offering — Expiration Date, Extension, and Amendments.”

Procedures for Exercising Rights	To exercise your subscription rights, you must complete the subscription rights certificate and deliver the certificate to the Subscription Agent, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right, before the expiration of the offering period. See the section entitled “The Rights Offering — Method of Exercising Subscription Rights” for detailed information on the procedure and requirements for exercising your subscription rights. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your record holder to exercise your subscription right on your behalf and deliver all required documents and payment before the expiration of the offering period.

If you cannot deliver your rights certificate to the Subscription Agent before the expiration of the rights offering period, you may follow the guaranteed delivery procedures described in the section entitled “The Rights Offering — Guaranteed Delivery Procedures.”

Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Subscription Agent	Broadridge Corporate Issuer Solutions, Inc.

Information Agent	Broadridge Corporate Issuer Solutions, Inc.

Shares Outstanding Before the Rights Offering	[*] shares of our Common Stock were issued and outstanding on the record date.

Shares Outstanding After Completion of the Rights Offering	Assuming that all subscription rights offered hereby are exercised, we expect [*] shares of Common Stock will be outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses we incur related to the rights offering.

Nasdaq Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SMIT.”

Risk Factors	Before you exercise your subscription rights and purchase shares of Common Stock in the rights offering, you should be aware that there are risks associated with these transactions, including the risks described in the section entitled “Risk Factors” beginning on page [16] of this prospectus and in our Annual Report on Form 10-K for the year ended May 31, 2017. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase shares of Common Stock.

Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 800-733-1121.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our Common Stock and our business. We urge you to read this entire prospectus, our financial statements and related notes and the other information incorporated by reference herein as described under the section entitled “Incorporation of Certain Information by Reference.”

What is a rights offering?

A rights offering is an opportunity for you to purchase additional shares of Common Stock at a fixed price and in an amount at least proportional to your existing interest in the Company, enabling you to maintain or possibly increase your current percentage of ownership in the Company.

Who will be entitled to participate in this rights offering?

We are distributing, at no charge, to holders of our outstanding Common Stock nontransferable subscription rights to purchase additional shares of our Common Stock. We have granted to you, as a shareholder on the record date, 5:00 p.m., Eastern Time, on [*], 2017, one subscription right for each share of our Common Stock that you owned at such time. Each subscription right will entitle the holder to purchase one-third of a share of our Common Stock at a subscription price of $[*] per whole share. If you hold your shares in the name of a broker, dealer, bank or other nominee who uses the services of The Depository Trust Company, or DTC, one subscription right will be issued by DTC to the nominee for each share of our Common Stock that you own at the record date. The subscription rights will be evidenced by subscription rights certificates. Each subscription right will entitle the holder to a basic subscription right and an over-subscription right.

Why are we conducting the rights offering?

We are conducting the rights offering to raise additional capital for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across our three product lines. See the section entitled “Use of Proceeds.”

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase one-third of a share of our Common Stock at a subscription price of $[*] per whole share of Common Stock. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights. No fractional shares will be issued.

What is the over-subscription right?

If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price of $[*] per whole share, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. The Subscription Agent will return any excess payments without interest or penalty as soon as practicable after the expiration of the rights offering.

In order to properly exercise your over-subscription right, you must deliver the subscription payment for your exercise of your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of Common Stock you are electing to exercise, assuming that no shareholder other than you has purchased any shares of our Common Stock pursuant to their basic subscription right and over-subscription right. See the section entitled “The Rights Offering — The Subscription Rights — Over-Subscription Right.”

How was the subscription price determined?

In determining the subscription price for exercising the rights, the Board considered a number of factors, including the likely cost of capital from other sources, our business prospects, historical and current trading prices of our Common Stock, potential market value of our assets as compared to their relative book value, general conditions of the securities markets, and our need for liquidity and capital. The subscription price is not necessarily related to our book value or our net worth.

After the date of this prospectus, our Common Stock may trade at a price above or below the subscription price. In that event, the Board, in its sole discretion, may change the subscription price of the rights offering or determine to cancel or otherwise alter the terms of the rights offering.

Will fractional shares of Common Stock be issued upon exercise of the subscription rights?

No. We will not issue fractional shares of Common Stock. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

May I transfer my subscription rights if I do not want to purchase any shares?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to your affiliates, such as family members or family trusts, and by operation of law (for example, upon death of the recipient). If you sell any of your shares before the end of the rights offering period, the rights will not transfer to the new owner(s) but will remain with you.

Are there any limitations on the number of my subscription rights that I may exercise?

Yes. In no event may any subscriber purchase shares of our Common Stock in the rights offering that, when aggregated with all of the shares of our Common Stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing of this rights offering represent 50% or more of our issued and outstanding shares. There are other limitations bearing upon persons owning or that may become owners by the rights offering of 5% of the Company’s outstanding shares in order to preserve the Company’s net operating losses carryforwards, or NOLs, under federal income tax laws. The limitations as to 5% ownership may be waived by the Board as to all affected persons in the event the Board determines in its discretion that such limitations have little or no practical effect to prevent loss of any of the Company’s NOLs or that the Company’s need to maximize proceeds from the rights offering is greater than the need to attempt to prevent the loss of NOLs by enforcement of the limitations.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the effective date of this prospectus and before the expiration of the rights offering, which is on [*], 2017, at 5:00 p.m., Eastern Time. See the section entitled “The Rights Offering” for detailed information on the procedures and requirements for exercising your subscription rights. If you elect to exercise any rights, the Subscription Agent must actually receive all required documents from you, and your payment must have cleared, before that time. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

If you hold your shares in name of a broker, dealer, bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide such nominee with your instructions to exercise your subscription rights along with the required payment.

Although we reserve the option of extending the expiration of the rights offering period, we currently do not intend to do so.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must:

1.	Deliver payment to the Subscription Agent using one of the methods outlined under the sections entitled “The Rights Offering — Method of Exercising Subscription Rights” and “The Rights Offering — Form of Payment,” which payment must have cleared, before 5:00 p.m., Eastern Time, on [*], 2017, unless the offering period is extended; and

2.	Deliver a properly completed subscription rights certificate to the Subscription Agent before the expiration of the offering period which is 5:00 p.m., Eastern Time, on [*], 2017, unless the offering period is extended.

Any shareholder who cannot deliver its subscription rights certificate to the Subscription Agent before the expiration time may use the procedures for guaranteed delivery described under the section entitled “The Rights Offering — Guaranteed Delivery Procedures.”

If you hold your shares through a broker, dealer, bank or other nominee, complete and return to your record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as provided by your record holder related to your subscription right prior to the deadline established by your record holder.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery (if applicable) and subscription payment to that record holder.

If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery (if applicable) and subscription payment by hand delivery, first class mail or courier service to the Subscription Agent, Broadridge Corporate Issuer Solutions, Inc.:

By Mail:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0693

By Hand Delivery or Overnight Courier Excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

You are solely responsible for completing delivery of your subscription documents, subscription rights certificate and payment to the Subscription Agent or, if you are not a record holder to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent or your broker, dealer, custodian bank or other nominee.

If you send a payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights, or the market price of our Common Stock remains below the subscription price of $[*], or the expiration of the rights offering period is extended by the Board. However, if we amend the rights offering to make a material change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of Common Stock at a subscription price of $[*] per whole share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, bank or other nominee?

If you hold your shares of our Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own and the record holder must exercise the subscription rights on your behalf for the shares of Common Stock that you wish to purchase. If you wish to participate in the rights offering and purchase shares of our Common Stock, contact your broker, dealer, bank or other nominee promptly. You should complete and return to your nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer, bank or other nominee with the other rights offering materials. You should contact your broker, dealer, bank, or other nominee if you believe that you are entitled to participate in the rights offering but have not received any rights offering materials.

What will happen if I do not exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your subscription rights in full, your percentage ownership of our Common Stock may decrease and your voting and other rights may be diluted by the issuance of shares to others who do choose to exercise their subscription rights. Subscription rights not exercised prior to the expiration of the rights offering will expire.

Are there risks in exercising my subscription rights?

Yes. Exercising your subscription rights involves the purchase of shares of our Common Stock and should be considered as carefully as you would consider any other equity investment. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that anyone purchasing

Common Stock at the subscription price will be able to sell those shares in the future at the same price or a higher price. Among other things, you should carefully consider the risks described under the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein.

How and when will I receive my shares of Common Stock purchased in the rights offering?

Shares of Common Stock purchased in the rights offering will be issued only in book-entry form (i.e., no physical stock certificates will be issued). If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent, Broadridge Corporate Issuer Solutions, Inc.), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the offering in the Direct Registration System, or DRS, as soon as practicable after the expiration of the rights offering. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds received in escrow until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you hold your shares through a broker, dealer, bank or other nominee, the Subscription Agent will return payments to the record holder of the shares.

If the amount of subscription rights that you exercise is limited, any amount not used for purchases also will be refunded.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the subscription rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address, because their exercise of rights may be prohibited by the laws of the country in which they live. Instead, the Subscription Agent will hold the subscription rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the Subscription Agent on or before 5:00 p.m., Eastern Time, on [*], 2017 and timely follow the procedures described in the section entitled “The Rights Offering — Foreign Shareholders.”

What fees or charges apply to me if I exercise rights?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. However, if you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of Common Stock. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Have our directors, officers, or other shareholders indicated that they will participate in the rights offering?

All holders of our Common Stock as of the record date for the rights offering will receive, at no charge, nontransferable subscription rights to purchase additional shares of Common Stock as described in this prospectus. To the extent that our directors and officers held shares of our Common Stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have not indicated to us whether they will exercise subscription rights in the rights offering.

Representatives of the Teton Westwood Mighty Mites Fund, a current shareholder of the Company, have informed us that the Fund intends to exercise its basic subscription rights in full and its over-subscription rights up to the remaining full amount of the offering. No other shareholders have indicated to us whether they will exercise subscription rights in the rights offering.

The Company intends to register on SEC Form S-3 the shares of Common Stock purchased by the Fund in the rights offering for public resale beginning six months from the closing of the rights offering.

Has the Board made a recommendation to our shareholders regarding the rights offering?

No. The Board does not make any recommendation to shareholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

How many shares of our Common Stock will be outstanding after the rights offering?

We expect that, as of the record date, we will have approximately [2,995,910] shares of our Common Stock issued and outstanding, and the numbers set forth in this paragraph are based on that expectation. If the rights offering is fully subscribed, meaning that we issue the maximum possible number of shares of Common Stock upon exercise of rights, we will issue an aggregate of [*] shares of Common Stock in connection with the rights offering in exchange for an exercise price of $[*] per whole share, or aggregate gross proceeds of $[*].

Can we extend, cancel or amend the rights offering?

Yes. Although we do not presently intend to do so, we reserve the option to extend the rights offering and the offering period for exercising your subscription rights, in our sole discretion, for a period not to exceed [30] days. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.

The Board may cancel the rights offering at any time before the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. If you own shares in through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

Although we do not presently intend to do so, we may amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering, in our sole discretion. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel their subscriptions, issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes and the new expiration date.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc.:

By Mail:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0693

By Hand Delivery or Overnight Courier Excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Phone: 800-733-1121

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Stock being offered. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. Please also read carefully the section entitled “Disclosure Regarding Forward-Looking Statements.”

Risks Relating to the Rights Offering

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, dealers, banks or other nominees acting on their behalf, who desire to purchase shares of Common Stock in the rights offering must act promptly to ensure that all required certificates and payments are actually received by the Subscription Agent prior to the expiration of the rights offering on [*], 2017, at 5:00 p.m., Eastern Time. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required subscription rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept your exercise only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, dealer bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the Subscription Agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If we withdraw or terminate this offering, neither we nor the Subscription Agent will have any obligation with respect to rights that have been exercised except to return as soon as practicable any subscription payments, without interest or penalty, the Subscription Agent received from you.

You will not receive interest on any subscription payments returned to you.

If we cancel the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments to you.

You may not receive all of the shares for which you oversubscribe.

Holders who fully exercise their basic subscription rights (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) will be entitled to subscribe for an additional number of shares of Common Stock by exercising an over-subscription right. Over-subscription rights will generally be allocated pro rata among rights holders who oversubscribe, based on the number of basic subscription shares to which they have subscribed, although the allocation of over-subscription rights among investors who may become 5% holders, who are 5% holders that have not properly filed any required forms with the SEC, or who would own in excess of 50% of the Company’s shares may be reduced. We cannot guarantee that you will receive any or the entire number of shares for which you oversubscribed. If the prorated number of shares allocated to you in connection with your over-subscription right is less than your request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected, and we will have no further obligation to you.

We may amend or modify the terms of the rights offering at any time before the expiration of the rights offering in our sole discretion.

The Board reserves the right to amend the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Any such amendment that is not fundamental enough for us to have to return your subscription payment may nonetheless may affect your rights, including any anticipated return on your investment, adversely.

The market price of our Common Stock may be subject to wide fluctuations before or after the subscription rights expire.

The market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, industry trends and customer demands, and competition.

We cannot assure you that the market price of our Common Stock will not fluctuate after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our Common Stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your Common Stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our Common Stock that you purchase in the rights offering.

The rights offering may cause the price of our Common Stock to decrease.

The number of shares of Common Stock we could issue if the rights offering is completed may result in an immediate decrease in the trading price of our Common Stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our Common Stock in the rights offering may be at a price greater than the prevailing trading price of our Common Stock in the aftermath of the completion of the rights offering. Further, if a substantial number of subscription rights are exercised, and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Common Stock.

The subscription price for the rights offering is not an indication of the value of our Common Stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Common Stock to be offered in the rights offering. We cannot give any assurance that our Common Stock will trade at or above the subscription price in any given time period. After the date of this prospectus, our Common Stock may trade at prices above or below the subscription price.

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your subscription rights, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We have complete discretion over the use of the proceeds from the rights offering. In addition, market factors may require us to allocate portions of the proceeds for purposes other than to raise additional capital for general corporate purposes, to accelerate the timing of specific product development or to enhance the Company’s sales and marketing initiatives across our three product lines. Accordingly, you will be relying on our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

You may not revoke your subscription exercise, even if we extend the expiration of the rights offering, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. If we decide to exercise our option to extend the expiration of the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our Common Stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our Common Stock decreases below the subscription price, you will have committed to buying shares of our Common Stock at a price above the prevailing market price. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “SMIT,” and the last reported sales price of our Common Stock on [*], 2017 was $[*] per share. Following the exercise of your rights, you may be unable to sell your shares of our Common Stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our Common Stock.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our shareholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under Code Section 305, our shareholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and your tax basis in our Common Stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company’s assets or earnings and profits. The disproportionate distribution rules are complicated, however, and their application is uncertain. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

The rights offering could impair or limit our net operating loss carryforwards.

As of May 31, 2017, we had NOLs of approximately $4.0 million for U.S. federal income tax purposes. Under the Internal Revenue Code of 1986, as amended, referred to as the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. Because not all shareholders may exercise their basic subscription rights in full, the purchase of shares of our Common Stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information.

You may be required to allocate a portion of your tax basis in our Common Stock to the subscription rights received in the rights offering.

You will be required to allocate a portion of your tax basis in your Common Stock to the subscription rights we distribute to you in the offering (which will carry over and become part of the tax basis in any of our Common Stock acquired upon exercise of the rights) if you determine the value of the stock rights equals or exceeds 15% of the fair market value of our Common Stock on the date we distribute the rights to you, or if you so elect to allocate a portion of your tax basis to the subscription rights. We are not required to, nor do we intend to, provide you with an appraisal setting forth the estimated fair market value of the subscription rights. See the section entitled “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

You may not be able to immediately resell any shares of our Common Stock that you purchase pursuant to the exercise of subscription rights upon expiration of the rights offering period.

If you exercise subscription rights, you may not be able to resell the Common Stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder in the shares you purchased in the rights offering until the shares are issued to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

The receipt of subscription rights may be treated as a taxable distribution to you.

It is the opinion of tax counsel that the distribution of subscription rights to a holder of shares of our common stock or of rights to acquire shares of our common stock should be treated, for U.S. federal income tax purposes, as a non-taxable distribution under Section 305(a) of the Code and the Treasury Regulations promulgated thereunder. Please see the discussion in “Material U.S. Federal Income Tax Consequences.” This position is not binding on the Internal Revenue Service (the “IRS”), or the courts, however. If, contrary to tax counsel’s conclusion that the distribution of subscription rights to a shareholder should constitute a non-taxable event, the receipt by a shareholder of subscription rights hereunder is deemed part of a “disproportionate distribution” under Section 305(b)(2) of the Code (or part of a distribution in lieu of money under Section 350(b)(1) of the Code), then such receipt of subscription rights in this offering would be treated as a taxable distribution to such shareholder in an amount equal to the fair market value of the subscription rights received. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this rights offering.

USE OF PROCEEDS

The gross proceeds that we receive from the rights offering will depend upon the number of rights exercised. If all of the subscription rights offered are exercised (meaning we issue the maximum possible number of shares of Common Stock upon exercise of the subscription rights), we will receive gross cash proceeds of approximately $[*].

We intend to use the net proceeds from the rights offering as additional capital for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across our three product lines.

CAPITALIZATION

Set forth below is our cash and liquid assets and capitalization as of August 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis, reflecting the issuance of shares of Common Stock offered by this prospectus, at $[*] per share, assuming net proceeds of approximately $[*] , after offering expenses payable by us.

The information below should be read in conjunction with our unaudited condensed consolidated financial statements for the three months ended August 31, 2017 and our audited consolidated financial statements for the year ended May 31, 2017, all of which are incorporated by reference in this prospectus. Our financial statements should also be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in our Annual Report on Form 10-K for the year ended May 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2017 and incorporated by reference in this prospectus. See the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

	As of August 31, 2017
	(Unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$529,363	$
Total cash and liquid assets	529,363
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding (actual)	10,670,654
Accumulated other comprehensive loss	(442,296)
Accumulated deficit	(3,378,426)
Total stockholders’ equity	$6,849,932
Total capitalization	$6,849,932	$

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to holders of our outstanding Common Stock, nontransferable subscription rights to purchase in the aggregate up to [*] shares of our Common Stock at a cash subscription price of $[*] per share, for maximum gross proceeds of $[*]. Each eligible holder will receive one subscription right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on [*] , 2017, the record date for the rights offering. Each subscription right will entitle the holder to purchase one-third of a share of our Common Stock at a subscription price of $[*] per whole share of Common Stock, which we refer to as the “basic subscription right.” We will not issue fractional shares in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.

Basic Subscription Right

Your basic subscription right allows you to purchase one-third of a share of our Common Stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[*] per whole share, before the expiration of the rights offering. For example, if you owned 100 shares of our Common Stock as of the record date, you would receive 100 subscription rights and would have the right to purchase 33 shares of Common Stock for $[*] per share with your basic subscription right.

We will not issue fractional shares of Common Stock in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights. If you exercise less than your full basic subscription rights (other than those subscription rights to acquire less than one share of Common Stock, which cannot be exercised), you will not be entitled to purchase shares pursuant to your over-subscription right.

Over-Subscription Right

The over-subscription right provides shareholders, who exercise all of their basic subscription rights, the opportunity to purchase the shares of Common Stock that are not purchased by other shareholders. If you exercise your basic subscription rights in full (other than those subscription rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other shareholders do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase, at the same subscription price, some or all of the additional shares of Common Stock that remain unsubscribed at the expiration of the rights offering, subject to availability. To the extent the number of the unsubscribed shares of Common Stock are not sufficient to satisfy all of the properly exercised over-subscription rights requests, the available shares will be prorated among those who properly exercised over-subscription rights in proportion to their respective basic subscription rights. To the extent the shareholders properly exercise their over-subscription rights for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the full number of unsubscribed shares for which you actually paid in connection with the over-subscription right. The remaining shares of Common Stock will be allocated among all other persons exercising the over-subscription right on the same pro rata basis described above.

In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right before the expiration of the rights offering. Because we will not know the total number of unsubscribed shares before the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our Common Stock, assuming that no shareholder other than you has purchased any shares of our Common Stock pursuant to their basic subscription right and over-subscription right.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full, or at all, at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription right to the extent sufficient shares of unsubscribed Common Stock are available following the exercise of the basic subscription rights.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Representatives of the Teton Westwood Mighty Mites Fund, a current shareholder of the Company, have informed us that the Fund intends to exercise its basic subscription rights in full and its over-subscription rights up to the remaining full amount of the offering.

The Company intends to register on SEC Form S-3 the shares of Common Stock purchased by the Fund in the rights offering for public resale beginning six months from the closing of the rights offering.

Reasons for the Rights Offering

In authorizing the rights offering, the Board carefully evaluated our need for liquidity, financial flexibility and additional capital. The Board considered several alternative capital raising methods before concluding that the rights offering was the appropriate alternative in the circumstances for a number of reasons, including that it provides an opportunity to our shareholders to participate on a pro rata basis. We are conducting the rights offering to raise additional capital for general corporate purposes, to accelerate the timing of specific product development and to enhance the Company’s sales and marketing initiatives across our three product lines. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our shareholders’ equity.

Subscription Price

In determining the subscription price, the Board considered a number of factors, including the likely cost of capital from other sources, our business prospects, historical and current trading prices of our Common Stock, general conditions of the securities markets, and our need for liquidity and capital. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value. The subscription price was established at a price of $[*] per whole share of Common Stock. We cannot assure you that the market price of our Common Stock during the offering period will be equal or above the subscription price. You should obtain a current quote for our Common Stock before deciding whether to exercise your subscription rights.

Method of Exercising Subscription Rights

You may exercise your subscription rights as follows:

1.	Subscription by Registered Holders. You may exercise your subscription rights by properly completing and executing the subscription rights certificate together with any required signature guarantees, a notice of guaranteed delivery (if applicable) and an IRS Form W-9 and forwarding them, together with your full subscription payment for a whole number of shares of Common Stock, to the Subscription Agent at the address set forth below under “Subscription Agent,” before the expiration of the rights offering.

2.

Subscription by DTC Participants. We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of whole shares of our Common Stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

3.	Subscription by Beneficial Owners. If you are a beneficial owner of shares of our Common Stock that are registered in the name of a broker, dealer, bank or other nominee, or if you hold our Common Stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf before the expiration of the rights offering. Your subscription rights will not be considered exercised unless the Subscription Agent receives from you or such other party all of the required documents and your full subscription payment (in good, cleared funds) by that date. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, on [*], 2017 expiration date that we have established for the rights offering. If you are not contacted by your nominee, you should promptly contact your broker, dealer, bank or other nominee if you wish to subscribe for shares of our Common Stock in the rights offering.

Form of Payment

As described in the instructions accompanying the subscription rights certificate, all payments submitted to the Subscription Agent must be made in full in United States currency by:

•	cashier’s or certified check or bank draft drawn on a U.S. bank payable to “Broadridge Corporate Issuer Solutions;”

•	U.S. postal or express money order; or

•	wire transfer of immediately available funds directly to the account to the following account, with reference to the rights holder’s name:

ABA/Routing number: 123000848

Bank: U.S. Bank

800 Nicollet Mall

Minneapolis, MN 55402 United States

Beneficiary Account Name: Broadridge

Account Number: 153910728465

For Further Credit: SCHMITT INDUSTRIES

Group Account Number: 153910822268

Payment received after the expiration of the rights offering may not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment upon:

•	receipt by the Subscription Agent of any certified or cashier’s check or bank draft drawn upon a U.S. bank;

•	receipt by the Subscription Agent of any U.S. postal or express money order; or

•	receipt of collected funds in the Subscription Agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, U.S. money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently before the expiration of the rights offering to ensure such payment is received and clears by such date. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the rights offering, we may, in our sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

Where to Submit Subscriptions

The address to which subscription documents, rights certificates, notices of guaranteed delivery (if applicable) and subscription payments other than wire transfers should be mailed or delivered is:

By Mail:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0693

By Hand Delivery or Overnight Courier Excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance to the Information Agent, Broadridge Corporate Issuer Solutions, Inc. by email at Shareholder@Broadridge.com or by telephone at 800-733-1121.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of shares of our Common Stock, any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Delivery of Subscriptions

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. Do not send your rights certificates or payments to the Company. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate and the full subscription amount, payment of which has cleared. The risk of delivery of all documents and payments is borne by you or your nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the Subscription Agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the rights offering.

Notice to Nominees

If you are a broker, dealer, bank or other nominee that holds shares of our Common Stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold shares of our Common Stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our Common Stock that are held of record in the name of a broker, dealer, bank or other nominee, we will ask your broker, dealer, bank or other nominee to notify you of the rights offering. Instead of receiving a rights certificate, you will receive your subscription rights through your broker, dealer, bank or other nominee. If you wish to exercise your subscription rights, you will need to have your broker, dealer, bank or other nominee act for you. To exercise your subscription rights, you should complete and return to your broker, dealer, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive such form from your broker, dealer, bank or other nominee with the other rights offering materials. You should contact your broker, bank or other nominee if you do not receive this form and other rights offering material but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, bank or other nominee or if you receive the form without sufficient time to respond by the deadline established by your nominee, which deadline may be prior to 5:00 p.m., Eastern Time, on [*], 2017.

If you hold certificates of our Common Stock directly and received a subscription rights certificate but would prefer to have your broker, dealer, bank or other nominee act for you, you should contact your nominee and request such nominee to effect the transactions for you.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the Subscription Agent before the expiration of the rights offering, 5:00 p.m., Eastern Time, on [*], 2017, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the Subscription Agent before the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Method of Exercising Subscription Rights;”

•	deliver to the Subscription Agent before the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and

•	deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the Subscription Agent within two business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Schmitt Industries, Inc. Subscription Rights Certificate,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the Subscription Agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of our Common Stock for which you are subscribing under your basic subscription right, and the number of shares of our Common Stock for which you are subscribing under your over-subscription right, if any; and

•	your guarantee that you will deliver to the Subscription Agent a rights certificate evidencing the subscription rights you are exercising within two business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the Subscription Agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” The Information Agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 800-733-1121 to request additional copies of the form of Notice of Guaranteed Delivery.

Nontransferability of Subscription Rights

The subscription rights issued in the rights offering are nontransferable. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable to your affiliates, such as family members or family trusts, and by operation of law (for example, upon death of the recipient). If you sell any of your shares before the end of the rights offering period, the rights will not transfer to the new owner(s) but will remain with you.

No Fractional Shares

We will not issue fractional shares of Common Stock in the rights offering. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by the Board, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of any defect in your subscription. A subscription will be considered accepted, subject to our right to terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for shares of our Common Stock in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that there is a fundamental change to the rights offering.

Expiration Date, Extension, and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [*], 2017, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our Common Stock to you if the Subscription Agent receives your subscription rights certificate or your subscription payment (in good, cleared funds) after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below.

We may extend the expiration of the rights offering for a period not to exceed 30 days by giving written notice to the Subscription Agent before the expiration of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the offering if we decide to give investors more time to exercise their subscription rights in the rights offering.

The Board also reserves the right to amend the terms of the rights offering. Although we do not presently intend to do so, we may choose to amend the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Conditions and Termination

We reserve the right to terminate the rights offering before its expiration for any reason. In particular, we may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering in whole or in part, we will issue a press release notifying the shareholders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following such termination.

No Revocation or Change

Your exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by the Board. However, if we amend the rights offering to make a fundamental change to the terms set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Dilutive Effects of the Rights Offering

If you do not exercise any subscription rights, the number of shares of our Common Stock that you own will not change. If you choose not to exercise your subscription rights in full, your percentage ownership of our Common Stock may decrease and your voting and other rights may be diluted by the issuance of shares to others who do choose to exercise their subscription rights.

Shareholder Rights

You will have no rights as a holder of the shares of our Common Stock you purchase in the rights offering, if any, until such shares are issued to you through the DRS or, if you hold shares through a broker, dealer, bank or other nominee, your broker or bank has received the shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Issuance of Shares Acquired in the Rights Offering; Trading Market

Shares of Common Stock purchased in the rights offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares. If you are the holder of record of our Common Stock (whether you hold share certificates or your shares are maintained in book-entry form by our transfer agent, Broadridge Corporate Issuer Solutions, Inc.), you will receive a statement of ownership reflecting the shares of Common Stock purchased in the rights offering in the DRS, as soon as practicable after the expiration of the rights offering. If you hold your shares through a broker, dealer, bank or other nominee, you may request a statement of ownership from the holder of your shares following the expiration of the rights offering. We will not issue fractional shares. If the number of subscription rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold subscription rights certificates for the account of such shareholders. To exercise subscription rights, our foreign shareholders must notify the Subscription Agent before 5:00 p.m., Eastern Time, at least two business days before the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder. The deadlines for delivery of subscription materials and payment described above also apply.

Regulatory Limitation

We will not be required to issue to you shares of our Common Stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

Fees and Expenses

We will pay all fees due to the Subscription Agent and Information Agent, as well as any other expenses we incur in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred by you in connection with the exercise, sale or purchase of subscription rights.

No Board Recommendation to Rights Holders

The Board is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors.”

Shares of Our Common Stock Outstanding After the Rights Offering

The closing price of our Common Stock on [*], 2017 was $[*]. [*] shares of our Common Stock were issued and outstanding on the record date. After the completion of the rights offering, up to [*] shares of Common Stock would be outstanding, assuming full participation in the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our Common Stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares of Common Stock you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

PLAN OF DISTRIBUTION

On or about [*], 2017, we will distribute the subscription rights and subscription rights certificates to holders of shares of our Common Stock on the record date. If you wish to exercise your subscription rights and purchase shares of our Common Stock, you should follow the procedures described in “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Broadridge Corporate Issuer Solutions, Inc., by email at Shareholder@Broadridge.com or by telephone at 800-733-1121.

To the extent that our directors and officers held shares of our Common Stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering.

We have agreed to pay the Subscription Agent and Information Agent customary fees plus certain expenses in connection with the rights offering.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. We do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock underlying the subscription rights. We are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our directors and employees may solicit responses from holders of subscription rights, but we will not pay them any commissions or special compensation for these activities.

DESCRIPTION OF COMMON STOCK

The following is a summary description of the material terms of our Common Stock as provided in our (i) Second Restated Articles of Incorporation (our “Articles of Incorporation”) and (ii) Second Restated Bylaws (our “Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of these securities, you should read the applicable provisions of Oregon law and our Articles of Incorporation and our Bylaws.

General

Under our Articles of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 22,000,000, consisting of 20,000,000 shares of our Common Stock, no par value, and 2,000,000 shares of preferred stock. As of September 30, 2017, there were 2,995,910 shares of Common Stock and no shares of preferred stock outstanding.

The description of our capital stock is qualified by reference to our Articles of Incorporation and our Bylaws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board out of funds legally available therefor. Under our Bylaws, holders of Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Each matter, other than election of directors, properly presented to any meeting shall be decided by a majority of the votes cast on the matter. The Board is classified into three classes if the number of directors is four or more, with said classes to be as equal in number as may be possible, and the directors are elected by a plurality vote. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the remaining assets, if any, of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock to be offered hereby when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of preferred stock that the Company may authorize and issue in the future.

Anti-Takeover Provisions

Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions that may delay or prevent a change in control of our company or changes in our management, including provisions that:

•	authorize “blank check” preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend, and other rights superior to our common stock;

•	create a classified board of directors whose members serve staggered three-year terms;

•	establish an advance notice procedure with regard to nominations of individuals for election to our board of directors;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	require a two-thirds vote of the holders of our Common Stock to amend specified provisions of our Articles of Incorporation and Bylaws.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Oregon Business Combination Act

We are subject to the Oregon Business Combination Act, which prohibits an Oregon corporation from engaging in any business combination with any interested shareholder for three years after the date the shareholder became an interested shareholder, with the following exceptions:

•	before the combination or transaction date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

•	on or after that date, the business combination is approved by the board of directors and authorized at an annual or a special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested shareholder.

In general, the Oregon Business Combination Act defines “business combination” to include the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested shareholder or any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation the transaction is not excepted as described above;

•	any sale, transfer, pledge or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or any direct or indirect majority-owned subsidiary.

In general, the Oregon Business Combination Act defines an “interested shareholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested shareholder status owned, 15% or more of the outstanding voting stock of the corporation.

Oregon Control Share Act

We are subject to the Oregon Control Share Act, which regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the corporation’s board of directors. Under the Oregon Control Share Act a person who acquires voting stock in a transaction that results in the person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition. This restriction does not apply if voting rights are given to the control shares by:

•	the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquirer and shares held by our officers and employee directors, and

•	the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and employee directors.

To retain the voting rights attached to acquired shares, these approvals are required at the time an acquirer’s holdings first exceed 20% of the total voting power, and again at the times the acquiring person’s holdings first exceed 33 1/3% and 50%. An acquiring person includes persons acting as a group.

The acquirer may, but is not required to, submit to the target company an “acquiring person statement” including specific information about the acquirer and its plans for the corporation. The acquiring person statement may also request that the corporation call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquirer does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquirer’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquirer for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SMIT.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States Federal income tax consequences of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights to U.S. holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes. This discussion is based upon existing United States Federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to U.S. holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders who are subject to the alternative minimum tax, whose functional currency is not U.S. Dollars, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related share issuance. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of our common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

For purposes of this description, a “U.S. holder” is a holder that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

The following discussion of certain material United States Federal income tax considerations of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of the receipt of rights in this offering and of the exercise, sale or other disposition and expiration of those rights, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Receipt of the Rights

It is the opinion of tax counsel that the distribution of the rights should be a non-taxable stock dividend under Section 305(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, there is a lack of authority directly addressing application of Section 305(a) of the Code to rights offerings, including ones that incorporate backstop commitments by certain shareholders, and thus the application of Section 305(a) of the Code to the distribution of the rights is uncertain. This opinion is not binding on the IRS, or the courts, however. If this opinion is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to holders of our common stock as a dividend to the extent of our current and accumulated earnings and profits with any excess being treated as a return of basis to the extent thereof and then as capital gain.

The distribution of the rights would be taxable as described above under Section 305(b) of the Code if it were treated as a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other of our stockholders in our assets or earnings and profits. Distributions having this effect are referred to as disproportionate distributions.

During the last five (5) years, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. Nor do we currently intend to issue another class of stock (other than the common stock issued pursuant to this rights offering) or convertible debt or pay any dividends except with respect to the common stock. Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in the rights offering are not part of a disproportionate distribution and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complex, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the subscription rights for our common stock results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made until the close of our taxable year. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. You should consult with your independent tax advisor if you have any questions regarding the potential application of any provisions of IRC Section 305(b), including any disproportionate distribution concerns.

Tax Basis and Holding Period of the Rights

If the aggregate fair market value of the rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the rights issued to you should be zero unless you elect to allocate a portion of your basis of previously owned common stock to the rights issued to you in this offering. However, if the aggregate fair market value of the rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the rights issued to you in this offering, then your basis in previously owned common stock should be allocated between such common stock and the rights based upon the relative fair market value of such common stock and the rights as of the date of the distribution of the rights. Thus, if such an allocation is made and the rights are later exercised, the basis in the common stock you originally owned should be reduced by an amount equal to the basis allocated to the rights. This election is irrevocable if made and would apply to all of the rights received pursuant to this offering. The election must be made in a statement attached to your Federal income tax return for the taxable year in which the rights are distributed.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of that fair market value. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our Common Stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are nontransferable.

The holding period for the rights received in this offering should include the holding period for the common stock with respect to which the rights were received.

Expiration of the Rights

If the rights expire without exercise while you continue to hold the shares of our common stock with respect to which the rights are received, you should recognize no loss and your tax basis in the common stock with respect to which the rights were received should equal its tax basis before receipt of the rights. If the rights expire without exercise after you have disposed of the shares of our common stock with respect to which the rights are received, you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights received in this offering should not result in any gain or loss to you. Generally, the tax basis of our common stock acquired through exercise of the rights should be equal to the sum of:

•	the subscription price per whole share; and

•	the basis, if any, in the rights that you exercised, determined as described in “Tax Basis of the Rights” above.

The holding period for a share of our common stock acquired upon exercise of a right should begin with the date of exercise.

If you exercise a subscription right distributed to you in the rights offering after disposing of the share of our common stock with respect to which such right is received, certain aspects of the tax treatment of the exercise of the right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through the exercise of the right. If you exercise a right distributed to you in the rights offering after disposing of the common stock with respect to which the right is received, you should consult your tax advisor as to these uncertainties.

Sale or Other Disposition of the Rights Shares

If a U.S. holder sells or otherwise disposes of the shares received as a result of exercising a right, such U.S. holder’s gain or loss recognized upon that sale or other disposition should be a capital gain or loss assuming the share is held as a capital asset at the time of sale. This gain or loss should be long-term if the share has been held at the time of sale for more than one year. For this purpose, your holding period in subscription rights distributed to you will include your holding period in the shares of Common Stock with respect to which the subscription rights were distributed. The holding period for subscription rights that were purchased begins upon the purchase.

Additional Tax on Net Investment Income

An additional 3.8% federal tax is imposed on the net investment income of certain U.S. citizens and residents subject to taxation at the higher federal income tax brackets and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes gross income from dividends and net gain from the disposition of property, such as the subscription rights and the Common Stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding should not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.

You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Consequences to the Company

As of May 31, 2017, we had Net Operating Losses (“NOLs”) of approximately $4.0 million for U.S. federal income tax purposes. Under the Code, an “ownership change” with respect to a corporation could limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the Company to satisfy its obligations. An ownership change generally would occur if the aggregate stock ownership of beneficial owners of at least 5% of our stock increases by more than 50 percentage points over the preceding rolling three-year period. Because not all shareholders may exercise their basic subscription rights in full, the purchase of shares of our Common Stock could result in a shift in this beneficial ownership that could trigger an ownership change with respect to our stock.

If there is an ownership change with respect to our stock, the amount of annual limitation on the utilization of our pre-ownership-change NOLs and certain other tax assets generally would be equal to the value of our stock immediately before the ownership change multiplied by the applicable adjusted federal long-term tax-exempt rate. It is not possible at this time to determine whether the rights offering would constitute an ownership change under the Code. If all shareholders do not exercise their basic subscription rights in full, the rights offering may result in limitations on our ability to utilize our NOLs in the future.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF RIGHTS.

LEGAL MATTERS

Unless otherwise indicated, the validity of the Common Stock offered by this prospectus will be passed upon for us by Holland & Knight LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of Schmitt Industries, Inc. incorporated in this Registration Statement on Form S-1 by reference from Schmitt Industries, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, with respect to the Common Stock and subscription rights being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.schmitt-ind.com. The information contained in our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	our Annual Report on Form 10-K for the fiscal year ended May 31, 2017, filed with the SEC on August 15, 2017;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2017, filed with the SEC on October 13, 2017;

(c)	our Current Report on Form 8-K, filed with the SEC on October 6, 2017;

(d)	our Current Report on Form 8-K, filed with the SEC on October 11, 2017; and

(e)	our Proxy Statement on Schedule 14A, filed with the SEC on August 28, 2017.

All documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.schmitt-ind.com under the heading “Investors.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this report unless specifically incorporated herein by reference You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

Schmitt Industries, Inc.

2765 NW Nicolai Street

Portland, Oregon 97210

Attention: Corporate Secretary

Telephone: (503) 227-7908

[●], 2017

SCHMITT INDUSTRIES, INC.

NONTRANSFERABLE SUBSCRIPTION RIGHTS TO PURCHASE

UP TO [●] SHARES OF COMMON STOCK

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered. All items below are estimates. The registrant will pay all of such expenses.

Securities and Exchange Commission registration fee	$
Accounting and advisor fees and expenses	$
Legal fees and expenses	$
Subscription agent fees and expenses	$
Printing fees	$

Total	$

Item 14.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation and Bylaws permit indemnification of the Company’s directors to the fullest extent permitted by the Oregon Business Corporation Act (the “Oregon Act”) in any threatened, pending or completed action, suit or proceeding where the director’s involvement arises from the fact that he or she is or was a director of the Company. The Oregon Act permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the corporation and its shareholders for monetary damages for conduct as directors, except that no provision may eliminate or limit a director’s liability for (a) breach of the director’s duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase of stock or (d) any transaction from which the director derived an improper personal benefit. The Company’s Bylaws also permit the Company, by action of the Board of Directors, to provide indemnification to and pay the expenses of officers, employees and agents of the Company.

The Company has obtained insurance protecting officers and directors against specified liabilities which they may incur in their capacities as officers or directors.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibits marked with an asterisk (*) are incorporated by reference to exhibits or appendices previously filed with the Securities and Exchange Commission, as indicated by the references in brackets. All other exhibits are filed herewith or are to be filed by amendment, if so noted below.

Number	Description

*2.1

Asset Purchase Agreement between Schmitt Industries, Inc., and Glenn Valliant, an individual doing business as Optical Dimensions, dated September  30, 2009.

[Form 10-Q for the fiscal quarter ended November 30, 2009, Exhibit 2.1]

*3.1	Second Restated Articles of Incorporation of Schmitt Industries, Inc. [Form 10-K for the fiscal year ended May 31, 1999, Exhibit 3(i)]

*3.2	Second Restated Bylaws of Schmitt Industries, Inc. [Form 10-K for the fiscal year ended May 31, 1999, Exhibit 3(ii)]

4.1	Form of Rights Certificate.

4.2	Form of Notice to Stockholders who are Record Holders.

4.3	Form of Notice to Stockholders who are Acting as Nominees.

4.4	Form of Notice to Clients of Stockholders who are Acting as Nominees.

4.5	Form of Notice of Guaranteed Delivery.

4.6	Form of Beneficial Owner Election Form.

4.7	Form of Nominee Holder Election Form.

5.1	Opinion of Holland & Knight regarding Legality

*10.1+	Schmitt Industries, Inc. 2004 Stock Option Plan. [Appendix B to Schedule 14A filed on August 23, 2004]

*10.2+	Schmitt Industries, Inc. 2014 Equity Incentive Plan. [Appendix A to Schedule 14A filed on August 26, 2014]

23.1	Consent of Moss-Adams LLP.

23.2	Consent of Holland & Knight LLP (included in the Exhibit 5.1).

+	Management contract or compensatory plan or arrangement required to be filed as an exhibit to this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Portland, Oregon on November 3, 2017.

Schmitt Industries, Inc. (Registrant)
By:	/s/ David M. Hudson
Name:	David M. Hudson
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David M. Hudson and Ann M. Ferguson, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Hudson David M. Hudson	Director, President and Chief Executive Officer (Principal Executive Officer)	November 3, 2017

/s/ Ann M. Ferguson Ann M. Ferguson	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 3, 2017

/s/ Maynard Brown Maynard Brown	Director	November 3, 2017

/s/ Charles Davidson Charles Davidson	Director	November 3, 2017

/s/ Michael J. Ellsworth Michael J. Ellsworth	Chairman of the Board	November 3, 2017